CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 25, 2004, relating to the financial statements and financial highlights which appears in the June 30, 2004 Annual Report to Shareholders of Emerald Growth Fund, Emerald Select Banking and Finance Fund and Emerald Select Technology Fund (constituting The Homestate Group), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Forward Emerald Growth Fund Financial Highlights", "Banking and Finance Fund Financial Highlights", "Technology Fund Financial Highlights", "Independent Registered Public Accounting Firm", and "Financial Statements" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
April 27, 2005